Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-265334) pertaining to the SmileDirectClub, Inc. 2019 Omnibus Incentive Plan and the SmileDirectClub, Inc. 2019 Stock Purchase Plan, and
(2) Registration Statement (Form S-3 No. 333-267370) pertaining to the registration of unsecured senior and subordinated debt securities, preferred stock, Class A common stock, warrants to purchase debt securities, preferred stock and Class A common stock, and subscription rights to purchase debt securities, preferred stock and Class A common stock of SmileDirectClub, Inc.;

of our reports dated February 28, 2023, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of SmileDirectClub, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2022, and the financial statement schedule of SmileDirectClub, Inc. included herein.

/s/ Ernst & Young LLP
Nashville, Tennessee
February 28, 2023